Change In Independent Registered Public Accounting Firm

On June 12, 2019, KPMG LLP (“KPMG”) informed the Audit Committee and Board of Trustees (the “Board of Trustees”) of Sterling Capital Funds (the “Registrant”) that it was resigning as the independent registered public accounting firm to the Registrant, as upon the completion of the anticipated merger of BB&T Corporation, the parent company of Sterling Capital Management LLC (the investment adviser to each series of the Registrant), and SunTrust Banks, Inc., KPMG would not be independent of Truist Financial Corporation, the new combined company. KPMG’s reports on the financial statements for the funds that are series of the Registrant (the “Funds”) for the fiscal periods ended September 30, 2017 and September 30, 2018 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal periods ended September 30, 2017 and September 30, 2018, and during the subsequent interim period through June 12, 2019: (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On June 12, 2019, the Audit Committee of the Board of Trustees and the Board of Trustees approved the selection of Cohen & Company, Ltd. as the Funds’ independent registered public accounting firm for the fiscal year ending September 30, 2019. During the Funds’ fiscal years ended September 30, 2017 and September 30, 2018, and the subsequent interim period through June 12, 2019, neither the Funds, nor anyone on their behalf, consulted with Cohen & Company, Ltd. on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304).

The Registrant has requested that KPMG furnish the Registrant with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of that letter is filed as an exhibit to this Form N-CSR.

December 5, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Sterling Capital Funds, comprised of the Sterling Capital Behavioral Large Cap Value Equity Fund, Sterling Capital Mid Value Fund, Sterling Capital Behavioral Small Cap Value Equity Fund, Sterling Capital Special Opportunities Fund, Sterling Capital Equity Income Fund, Sterling Capital Behavioral International Equity Fund, Sterling Capital SMID Opportunities Fund, Sterling Capital Stratton Mid Cap Value Fund, Sterling Capital Stratton Real Estate Fund, Sterling Capital Stratton Small Cap Value Fund, Sterling Capital Ultra Short Bond Fund, Sterling Capital Short Duration Bond Fund, Sterling Capital Intermediate U.S. Government Fund, Sterling Capital Total Return Bond Fund, Sterling Capital Corporate Fund, Sterling Capital Securitized Opportunities Fund, Sterling Capital Kentucky Intermediate Tax-Free Fund, Sterling Capital Maryland Intermediate Tax-Free Fund, Sterling Capital North Carolina Intermediate Tax-Free Fund, Sterling Capital South Carolina Intermediate Tax-Free Fund, Sterling Capital Virginia Intermediate Tax-Free Fund, Sterling Capital West Virginia Intermediate Tax-Free Fund, Sterling Capital Diversified Income Fund, Sterling Capital Strategic Allocation Balanced Fund and Sterling Capital Strategic Allocation Growth Fund (collectively, the Funds), and under the dates of November 21, 2018 and November 22, 2017, we reported on the financial statements of the Funds as of and for the years ended September 30, 2018 and 2017. On June 12, 2019, we resigned as independent public accountant of the Funds.

We have read the statements made by Sterling Capital Funds included under Item 13(a)(4) of Form N-CSR dated December 5, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statements that (1) the Audit Committee of the Board of Trustees and the Board of Trustees approved the selection of Cohen & Company, Ltd. as the Funds’ independent registered public accounting firm for the fiscal year ending September 30, 2019 and (2) neither the Funds, nor anyone on their behalf, consulted with Cohen & Company, Ltd. on items which concerned the application of accounting principles to a specific transaction or the type of audit opinion that might be rendered on the Funds' financial statements or concerned the subject of a disagreement or reportable events.

Very truly yours,

/s/ KPMG LLP